Exhibit 4.5

SEQUOIA MORTGAGE TRUST [___]

COLLATERALIZED MORTGAGE BONDS

MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

Among

[SELLER],

[DEPOSITOR]

and

[ISSUER]

dated as of [______ __, 201_]

i

MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

This Mortgage Loan Purchase and Sale Agreement (the “Agreement”) is made as of [____________ __, 201_], by and among [SELLER], a Delaware corporation (“Seller”), [DEPOSITOR], a Delaware corporation (“Depositor”), and [ISSUER] (the “Issuer”), a Delaware statutory business trust/common law New York trust.

WHEREAS, the parties hereto desire to provide for the purchase and sale of the Initial Mortgage Loans on the Closing Date and the Subsequent Mortgage Loans from time to time on each Subsequent Transfer Date (each as defined in the Indenture, dated as of [__________ __, 201_] (the “Indenture”), between the Issuer, [TRUSTEE], as trustee (the “Trustee”) and [MASTER SERVICER] as master servicer, and together the “Mortgage Loans”) in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree as follows:

Section 1. Representations and Warranties of all Parties. Depositor, Seller and the Issuer, each as to itself and not the others, hereby represents, warrants and agrees for the benefit of each of the other parties that:

(a) Authorization. The execution, delivery and performance of this Agreement by it are within its respective powers and have been duly authorized by all necessary action on its part.

(b) No Conflict. The execution, delivery and performance of this Agreement will not violate or conflict with (i) as to each of Seller and Depositor, its charter or bylaws, and as to the Issuer, its certificate of trust or the Deposit Trust Agreement, (ii) any resolution or other corporate action by it, (iii) any decisions, statutes, ordinances, rulings, directions, rules, regulations, orders, writs, decrees, injunctions, permits, certificates or other requirements of any court or other governmental or public authority in any way applicable to or binding upon it, and (iv) will not result in or require the creation, except as provided in or contemplated by this Agreement, of any lien, mortgage, pledge, security interest, charge or encumbrance of any kind upon the Mortgage Loans.

(c) Binding Obligation. This Agreement has been duly executed by it and is its legally valid and binding obligation, enforceable against it in accordance with this Agreement’s terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity.

Section 2. Additional Representations, Warranties and Agreements of Seller and Depositor.

(a) Seller represents and warrants to, and agrees with, Depositor and the Issuer that (i) on the Closing Date or the applicable Subsequent Transfer Date, as the case may be, Seller will have good, valid and marketable title to the Mortgage Loans that are identified in Schedule A to the Indenture and the contractual rights with respect to the Mortgage Loans under each of (A) the Mortgage Loan Flow Purchase, Sale & Servicing Agreement among Seller, [____________________________] dated [_________] (the “__________ Purchase Agreement”), (B) the Master Mortgage Loan Purchase Agreement between Seller and [____________________________] dated [_________] (the “__________ Purchase Agreement”), (C) the Master Mortgage Loan Purchase and Interim Servicing Agreement between [____________________________] and [___________________] dated [_________] (the “__________ Purchase Agreement”), and (D) the Mortgage Loan Flow Purchase, Sale and Servicing Agreement, dated as of [___________ __, 201_], between Seller and [_______________] (the “_______ Agreement”) (the [______] Agreement, the [______] Agreement, the [______] Agreement and the [______] Agreement, as modified by the related Acknowledgements, collectively referred to herein as the “Servicing Agreement” or “Servicing Agreements”) in each case free and clear of all liens, mortgages, deeds of trust, pledges, security interests, charges, encumbrances or other claims; and (ii) upon transfer to Depositor, Depositor will receive good, valid and marketable title to all of the Mortgage Loans and will receive all of Seller’s contractual rights and obligations under each such Servicing Agreement, in each case free and clear of any liens, mortgages, deeds of trust, pledges, security interests, charges, encumbrances or other claims.

(b) Depositor represents and warrants to, and agrees with, the Issuer that upon transfer of the Mortgage Loans from Seller to Depositor, Depositor will have good, valid and marketable title to the Mortgage Loans and the related contractual rights and obligations under each Servicing Agreement, in each case free and clear of all liens, mortgages, deeds of trust, pledges, security interests, charges, encumbrances or other claims, and, upon transfer to the Issuer, the Issuer will receive good, valid and marketable title to all of the Mortgage Loans and related contractual rights and obligations under each such Servicing Agreement, in each case free and clear of any liens, mortgages, deeds of trust, pledges, security interests, charges, encumbrances or other claims.

(c) Seller hereby makes the representations and warranties as to the Mortgage Loans set forth in [____________], for the benefit of Depositor, the Issuer, and the Trustee.

(d) Seller hereby agrees that it will comply with the provisions of Section 8.04 of the Indenture in respect of a breach of any of the representations and warranties set forth in this Section 2.

(e) Seller and Depositor hereby represent and warrant for the benefit of the Issuer and the Trustee: (i) this Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Mortgage Loans in favor of the Issuer, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from Seller or Depositor; (ii) the Mortgage Loans constitute “instruments” within the meaning of the applicable UCC; (iii) Seller and Depositor, immediately prior to their respective transfers of Mortgage Loans under this Agreement, will own and have good, valid and marketable title to the Mortgage Loans free and clear of any Lien, claim or encumbrance of any Person; (iv) Seller and Depositor have received all consents and approvals required by the terms of the Mortgage Loans to the sale of the Mortgage Loans hereunder to the Issuer; (v) all original executed copies of each Mortgage Note that constitute or evidence the Mortgage Loans have been delivered to the Custodian; (vi) Seller and Depositor have received a written acknowledgment from the Custodian that the Custodian is holding the Mortgage Notes that constitute or evidence the Mortgage Loans solely on behalf and for the benefit of the Issuer; (vii) other than the security interest granted to the Issuer pursuant to this Agreement and security interests granted to lenders which will be automatically released at the Closing, Seller and Depositor have not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Mortgage Loans. Seller and Depositor have not authorized the filing of and are not aware of any financing statements against either of them that include a description of collateral covering the Mortgage Loans other than any financing statement relating to the security interest granted to the Issuer hereunder or that will be automatically released upon the sales to the Issuer; (viii) Seller and Depositor are not aware of any judgment or tax lien filing against either of them; and (ix) none of the Mortgage Notes that constitute or evidence the Mortgage Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Issuer.

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Section 3. Conveyance of Mortgage Loans.

(a) Initial Mortgage Loans. Seller, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to Depositor, without recourse, all of Seller’s right, title and interest in and to (i) the Initial Mortgage Loans, including the related Mortgage Documents and all interest and principal received or receivable by Seller on or with respect to the Initial Mortgage Loans after the Cut-off Date and all interest and principal payments on the Initial Mortgage Loans received prior to the Cut-off Date in respect of installments of interest and principal due thereafter, but not including payments of interest and principal due and payable on the Initial Mortgage Loans on or before the Cut-off Date, and all other proceeds received in respect of such Initial Mortgage Loans, (ii) Seller’s rights and obligations under the Purchase Agreements and the Servicing Agreements with respect to the Initial Mortgage Loans, as modified by the related Acknowledgements, (iii) the pledge, control and guaranty agreements and the Limited Purpose Surety Bonds relating to the Additional Collateral Mortgage Loans, (iv) the Insurance Policies with respect to the Initial Mortgage Loans, (v) all cash, instruments or other property held or required to be deposited in the Custodial Accounts and the Pledged Accounts with respect to the Initial Mortgage Loans, and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid assets, including, without limitation, all Insurance Proceeds, Liquidation Proceeds and condemnation awards.

On or prior to the Closing Date, Seller shall deliver to Depositor or, at Depositor’s direction, to the Custodian, the Trustee’s Mortgage File for each Initial Mortgage Loan in the manner set forth in Section 2 of the Custody Agreement. Release of the Trustee’s Mortgage Files on the Closing Date shall be made against payment by Depositor of the purchase price for the Initial Mortgage Loans and related assets, which shall be a combination of credit for an additional capital contribution and cash wired to Seller’s account. The amount of the purchase price payable by Depositor shall be set forth in writing in a separate letter.

Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Issuer, without recourse, all of Depositor’s right, title and interest in and to (i) the Initial Mortgage Loans, including the related Mortgage Documents and all interest and principal received or receivable by Depositor on or with respect to the Initial Mortgage Loans after the Cut-Off Date and all interest and principal payments on the Initial Mortgage Loans received prior to the Cut-off Date in respect of installments of interest and principal due thereafter, but not including payments of interest and principal due and payable on the Initial Mortgage Loans on or before the Cut-off Date, and all other proceeds received in respect of such Initial Mortgage Loans, (ii) Depositor’s rights and obligations under this Agreement and the Purchase Agreements and the Servicing Agreements with respect to the Initial Mortgage Loans, as modified by the related Acknowledgements, (iii) the pledge, control and guaranty agreements and the Limited Purpose Surety Bonds relating to the Additional Collateral Mortgage Loans, (iv) the Insurance Policies with respect to the Initial Mortgage Loans, (v) all cash, instruments or other property held or required to be deposited in the Custodial Accounts and the Pledged Accounts with respect to the Initial Mortgage Loans, and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid assets, including, without limitation, all Insurance Proceeds, Liquidation Proceeds and condemnation awards.

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On or prior to the Closing Date, Depositor shall deliver, or cause to be delivered, to the Custodian the Trustee’s Mortgage File for each Initial Mortgage Loan in the manner set forth in Section 2 of the Custody Agreement. Release of the Trustee’s Mortgage Files on the Closing Date shall be made against payment by the Issuer of the purchase price for the Initial Mortgage Loans and related assets, which shall be a combination of credit for an additional capital contribution, the Class B-[__] and Class B-[__] Bonds and cash wired to the order of Depositor. The amount of the purchase price payable by the Issuer shall be set forth in writing in a separate letter.

(b) [Subsequent Mortgage Loans. Seller, effective as of the applicable Subsequent Transfer Date, hereby sells, transfers, assigns, sets over and otherwise conveys to Depositor, without recourse, all of Seller’s right, title and interest in and to (i) the Subsequent Mortgage Loans, including the related Mortgage Documents and all interest and principal received or receivable by Seller on or with respect to the Subsequent Mortgage Loans after the Subsequent Cut-off Date and all interest and principal payments on the Subsequent Mortgage Loans received prior to the related Subsequent Cut-off Date in respect of installments of interest and principal due thereafter, but not including payments of interest and principal due and payable on the Subsequent Mortgage Loans on or before the related Subsequent Cut-off Date, and all other proceeds received in respect of such Subsequent Mortgage Loans, (ii) Seller’s rights and obligations under the [_______] Agreements and the [________] Agreement with respect to the Subsequent Mortgage Loans, as modified by the related Acknowledgements, (iii) the pledge, control and guaranty agreements and the Limited Purpose Surety Bonds relating to the Additional Collateral Mortgage Loans, (iv) the Insurance Policies with respect to the Subsequent Mortgage Loans, (v) all cash, instruments or other property held or required to be deposited in the Custodial Accounts and the Pledged Accounts with respect to the Subsequent Mortgage Loans, and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid assets, including without limitation, all Insurance Proceeds, Liquidation Proceeds and condemnation awards.

Each purchase and sale of Subsequent Mortgage Loans shall be completed pursuant to a Notice of Subsequent Transfer Date substantially in the form of Exhibit A hereto, which notice shall be prepared by Seller and delivered by it to Depositor, the Issuer and the Trustee no later than two Business Days prior to the related Subsequent Transfer Date. For each Subsequent Transfer Date, Seller, Depositor and the Issuer agree to furnish such documents and certificates and to take such additional actions as may be required under the Indenture to make the related Subsequent Mortgage Loans subject to the Lien of Indenture and to permit the Trustee to release funds from the Pre-funding Account as provided in the Indenture.

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On or prior to the applicable Subsequent Transfer Date, Seller shall deliver to Depositor or, at Depositor’s direction, to the Custodian, the Trustee’s Mortgage File for each Subsequent Mortgage Loan in the manner set forth in Section 2 of the Custody Agreement. Release of the Trustee’s Mortgage Files on each Subsequent Transfer Date shall be made against payment by Depositor of the purchase price for the related Subsequent Mortgage Loans and related assets, which shall be a combination of credit for an additional capital contribution and cash wired to Seller’s account. The amount of the purchase price payable by Depositor shall be set forth in writing in a separate letter.

Depositor, effective as of the applicable Subsequent Transfer Date, hereby sells, transfers, assigns, sets over and otherwise conveys to the Issuer, without recourse, all of Depositor’s right, title and interest in and to (i) the Subsequent Mortgage Loans, including the related Mortgage Documents and all interest and principal received or receivable by Depositor on or with respect to the Subsequent Mortgage Loans after the related Subsequent Cut-Off Date and all interest and principal payments on the Subsequent Mortgage Loans received prior to the Subsequent Cut-off Date in respect of installments of interest and principal due thereafter, but not including payments of interest and principal due and payable on the Subsequent Mortgage Loans on or before the related Subsequent Cut-off Date, and all other proceeds received in respect of such Subsequent Mortgage Loans, (ii) Depositor’s rights and obligations under the [________] Agreements and the [_________] Agreement with respect to the Subsequent Mortgage Loans, as modified by the related Acknowledgements, (iii) the pledge, control and guaranty agreements and the Limited Purpose Surety Bonds relating to the Additional Collateral Mortgage Loans, (iv) the Insurance Policies with respect to the Subsequent Mortgage Loans, (v) all cash, instruments or other property held or required to be deposited in the Custodial Accounts and the Pledged Accounts with respect to the Subsequent Mortgage Loans, and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid assets, including, without limitation, all Insurance Proceeds, Liquidation Proceeds and condemnation awards.

On or prior to the applicable Subsequent Transfer Date, Depositor shall deliver, or cause to be delivered, to the Custodian the Trustee’s Mortgage File for each Subsequent Mortgage Loan in the manner set forth in Section 2 of the Custody Agreement. Release of the Trustee’s Mortgage Files on each Subsequent Transfer Date shall be made against payment by the Issuer of the purchase price for the related Subsequent Mortgage Loans and related assets, which shall be a combination of credit for an additional capital contribution and cash wired to the order of Depositor. The amount of the purchase price payable by the Issuer shall be set forth in writing in a separate letter.

(c)] Defective Mortgage Loans. If any Mortgage Loan is required to be repurchased due to defective or missing documentation pursuant to Section 8.04 of the Indenture, Seller shall, at its option, either (a) repurchase or cause the applicable seller of such Mortgage Loan to Seller to repurchase such Mortgage Loan at the Purchase Price, or (b) provide or cause the applicable seller of such Mortgage Loan to Seller to provide a Replacement Mortgage Loan, subject to the terms and conditions of the Indenture.

Section 4. Intention of Parties. It is the express intent of the parties hereto that (without addressing characterization for GAAP purposes) the conveyance (i) of the Mortgage Loans by Seller to Depositor and (ii) of the Mortgage Loans by Depositor to the Issuer each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the assigning party, or if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant (i) by Seller to Depositor or (ii) by Depositor to the Issuer, of a security interest in all of the assets described in such conveyances, whether now owned or hereafter acquired.

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Seller, Depositor and the Issuer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. Seller and Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned hereunder.

Section 5. Termination.

(a) Depositor may terminate this Agreement, by notice to Seller, at any time at or prior to the Closing Date:

(i) if the Underwriting Agreement is terminated by the Underwriters pursuant to the terms of the Underwriting Agreement or if the Underwriters do not complete the transactions contemplated by the Underwriting Agreement as the result of the failure of any condition set forth therein or if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus or Prospectus Supplement, any material adverse change in the financial condition, earnings, business affairs or business prospects of Seller, whether or not arising in the ordinary course of business, or

(ii) if there has occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable to market the Bonds or to enforce contracts for the sale of the Bonds, or

(iii) if trading in any securities of Seller has been suspended or limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ National Market System has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or

(iv) if a banking moratorium has been declared by either Federal or New York authorities.

(b) This Agreement shall terminate automatically without any required notice or other action by any party hereto if the Closing Date for the issuance of the Bonds has not occurred by [____________ __, 201_].

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(c) Notwithstanding any termination of this Agreement or the completion of all sales contemplated hereby, the representations, warranties and agreements in Sections 1 and 2 hereof shall survive and remain in full force and effect.

Section 6. Miscellaneous.

(a) Amendments, Etc. No rescission, modification, amendment, supplement or change of this Agreement shall be valid or effective unless in writing and signed by all of the parties to this Agreement. No amendment of this Agreement may modify or waive the representations, warranties and agreements set forth in Sections 1 and 2 hereof.

(b) Binding Upon Successors, Etc. This Agreement shall bind and inure to the benefit of and be enforceable by Seller, Depositor, the Issuer, and the respective successors and assigns thereof. The parties hereto acknowledge that the Issuer is acquiring the Mortgage Loans for the purpose of pledging, transferring, assigning, setting over and otherwise conveying them to the Trustee, pursuant to the Indenture for inclusion in the Trust Estate. As an inducement to the Issuer to purchase the Mortgage Loans, Seller and Depositor acknowledge and consent to the assignment to the Trustee by the Issuer of all of the Issuer’s rights against Seller and Depositor hereunder in respect of the Mortgage Loans sold to the Issuer and that the enforcement or exercise of any right or remedy against Seller and Depositor hereunder by the Trustee or to the extent permitted under the Indenture shall have the same force and effect as if enforced and exercised by the Issuer directly.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(e) Headings. The headings of the several parts of this Agreement are inserted for convenience of reference and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

(f) Definitions. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Indenture.

(g) Nonpetition Covenant. Until one year plus one day shall have elapsed since the termination of the Indenture in accordance with its terms, neither Seller nor any assignee of Seller or Depositor or the Issuer shall petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining a case against Depositor or the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Depositor or the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of Depositor or the Issuer.

(h) Limitation of Liability of Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered in the name and on behalf of the Issuer by Owner Trustee, not individually or personally but solely as owner trustee of Depositor Mortgage Trust 7, in the exercise of the powers and authority conferred and vested in it under the Deposit Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Owner Trustee but is made solely in the name and on behalf of the Issuer and intended for the purpose of binding only the Issuer, and (c) under no circumstances shall Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or the other Basic Documents or otherwise.

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IN WITNESS WHEREOF, each party has caused this Mortgage Loan Purchase and Sale Agreement to be executed by its duly authorized officer or officers as of the day and year first above written.

[SELLER]

By:
Name:
Title:

[DEPOSITOR]

By:
Name:
Title:

[ISSUER]

By:	[Owner Trustee]

By:
Name:
Title:

EXHIBIT A

Mortgage Loan Purchase and Sale Agreement

[Form of Notice of Subsequent Transfer Date]

[ADDRESSEES]

Pursuant to Section 3(b) of the Mortgage Loan Purchase and Sale Agreement (the “Purchase and Sale Agreement”) dated as of [___________ __, 201_], among the undersigned and you, you are hereby notified that the Subsequent Transfer Date for the Subsequent Mortgage Loans identified in the attached schedule is [______________]. On such Subsequent Transfer Date, the Subsequent Mortgage Loans shall be added to Schedule A of the Indenture referred to in the Purchase and Sale Agreement, against release of an aggregate of [$________] of funds from the Pre-Funding Account.

Payment of the purchase price for such Subsequent Mortgage Loans will be due on such date in accordance with the terms of the Purchase and Sale Agreement.

Very truly yours,

[SELLER]

By:
Name:
Title: